NEWS RELEASE CGX ENERGY INC. (TSX-V | OYL) September 24, 2021

CGX ENERGY ANNOUNCES US$58 MILLION EQUITY RIGHTS OFFERING,
PROVIDING AN EQUAL AND EXCITING OPPORTUNITY TO PARTICIPATE FOR
ALL SHAREHOLDERS

FRONTERA ENERGY TO PROVIDE ANCHOR SUPPORT, BACKSTOP

AND US$20 MILLION ADVANCE THROUGH A BRIDGE LOAN

Toronto, Canada, September 24, 2021 - CGX Energy Inc. (TSXV: OYL) ("CGX" or the "Corporation") announced today that it has entered into a term sheet with Frontera Energy Corporation (TSX: FEC) ("Frontera"), the majority shareholder of CGX and joint venture partner in the Petroleum Prospecting Licenses for the Corentyne and Demerara blocks offshore Guyana (the "Joint Venture"), for a US$20 million rights offering bridge loan (the "Rights Offering Bridge Loan") that will enable CGX to continue to fund its share of costs related to the Corentyne, Demerara and Berbice blocks, the Berbice Deepwater Port, and other budgeted costs as agreed to by Frontera.  The Rights Offering Bridge Loan is an advance on Frontera's participation in a rights offering (the "Rights Offering").

CGX will offer rights (each, a "Right") to holders of its common shares ("Common Shares") at the close of business on the record date of October 1, 2021, on the basis of 0.157 of one Right for each Common Share held.  Each whole Right will entitle the holder to subscribe for one (1) Common Share upon payment of the subscription price of C$1.63 (the "Basic Subscription Privilege").  There are currently 287,588,662 Common Shares issued and outstanding.  The Rights Offering (together with the Rights Offering Bridge Loan) will raise gross proceeds of approximately C$73,600,000 (equivalent to approximately US$58,160,000), based on the current Common Shares issued and outstanding.  Frontera has agreed to provide a standby commitment to purchase any unexercised Rights in connection with the Rights Offering as detailed below.

The Rights will be listed for trading on the TSX Venture Exchange (the "TSXV") and the Common Shares are expected to commence trading on the TSXV on an ex-rights basis at the opening of business on September 29, 2021.  This means that the Common Shares purchased on or following such date will not be entitled to receive Rights under the Rights Offering.  At that time, the Rights are expected to be posted for trading on the TSXV under the symbol "OYL.RT".

The Rights Offering will expire at 5:00 p.m. (Eastern Time) on October 28, 2021 (the "Expiry Time"), after which time unexercised Rights will be void and of no value.  The Rights Offering includes an additional subscription privilege (the "Additional Subscription Privilege") under which eligible holders of Rights who fully exercise their Rights under the Basic Subscription Privilege will be entitled to subscribe, on a pro rata basis with other shareholders who exercise their Additional Subscription Privilege, for Common Shares that remain available for subscription at the Expiry Time after the exercise of the Rights. The Corporation expects to close the Rights Offering on or about October 29, 2021.

Head Office 333 Bay Street, Suite 2400 Toronto, ON, Canada M5H 2T6 T 416.364.5569 F 416.360.7783

Details of the Rights Offering will be set out in the rights offering notice and rights offering circular which will be available on CGX's website at www.cgxenergy.ca and under CGX's SEDAR profile at www.sedar.com.  The rights offering notice and the rights certificate will be mailed to each registered eligible shareholder as at the record date.  Registered shareholders who wish to exercise their Rights must provide the completed rights certificate, together with the applicable funds, to the depositary, TSX Trust Company, at or before the Expiry Time.  Beneficial shareholders who own their Common Shares through an intermediary, such as a bank, trust company, securities dealer or broker (a "CDS Participant"), will receive materials and instructions from them directly.  CDS Participants may have an earlier deadline for receipt of instructions and payment than the Expiry Time.

The Rights Offering will be conducted in all provinces of Canada (except Québec) and in each state of the United States (except Arizona, Arkansas, California, Minnesota, Ohio, and Wisconsin) (the "Qualified Jurisdictions").  Certain holders of Common Shares in jurisdictions outside the Qualified Jurisdictions may be able to participate in the Rights Offering where they can establish that the transaction is exempt under applicable legislation.  If you are a holder of Common Shares and reside outside of Canada, please see the rights offering notice and rights offering circular to determine your eligibility and the process and timing requirements to receive and exercise your rights.

CGX intends to use the funds for the exploration and development of the Corentyne and Demerara blocks offshore Guyana and the Berbice blocks onshore Guyana and for the development of the Berbice Deep Water Port in Guyana.  These funds as well as additional financing alternatives, are expected to provide the funds necessary to meet all of the Corporation's short-term liquidity requirements over the next 12 months. There is no assurance that the additional financing will be available to the Corporation or on terms acceptable to the Corporation.

Standby Commitment

Frontera has agreed to provide a standby commitment in connection with the Rights Offering.  Pursuant to the terms of the standby purchase agreement, Frontera will agree to exercise Rights to maintain its current percentage of issued and outstanding CGX Common Shares and will also provide a standby commitment pursuant to which it will agree to acquire any Common Shares available as a result of any unexercised Rights under the Rights Offering.  As a result, CGX will be guaranteed to issue approximately 45,151,419 Common Shares in connection with the Rights Offering, for aggregate gross proceeds of approximately C$73,600,000 (equivalent of approximately US$58,160,000), based on the current Common Shares issued and outstanding, which includes the principal amount of the Rights Offering Bridge Loan that will be used to fund a portion of Frontera's purchase of Common Shares under the Rights Offering.

In consideration for the standby commitment, Frontera will receive 5-year warrants to purchase the number of Common Shares equal to 10% of the Common Shares Frontera acquires under its standby commitment, at an exercise price equal to US$1.51 per Common Share (being the U.S. dollar equivalent of the C$1.91 closing price of the Common shares on the TSXV prior to the announcement of the Rights Offering).

Frontera currently owns 212,392,155 Common Shares, which represents approximately 73.85% of the issued and outstanding Common Shares. Frontera also has a right to convert certain debt owed by CGX, which if converted would result in the issuance of additional Common Shares. As a result of the Rights Offering, Frontera could increase its ownership of outstanding Common Shares from its current ownership of approximately 73.85% to up to approximately 79.11% if no other shareholder participates in the Rights Offering and Frontera elects to exercise its conversion rights under certain debts owed by CGX.

Rights Offering Bridge Loan

The US$20 million Rights Offering Bridge Loan from Frontera to CGX will be available to CGX for drawdown in tranches on a non-revolving basis until October 31, 2021.  The Rights Offering Bridge Loan, together with all interest accrued, shall be due and payable on October 31, 2021 (the "Maturity Date") or such later date as determined by Frontera, at its sole discretion; however, CGX and Frontera have agreed that the acquisition cost of any securities acquired by Frontera pursuant to the exercise of Rights under the Rights Offering will be satisfied by the reduction of the amounts payable to Frontera under the Rights Offering Bridge Loan.  Interest payable on the principal amount outstanding shall accrue at a rate of 9.7% per annum paid monthly in cash, with interest on overdue interest.  If the Maturity Date is extended by Frontera, at its sole discretion, the new interest rate will be 15% per annum.

The Rights Offering Bridge Loan contemplated by the term sheet remains subject to customary conditions, including the negotiation and execution of definitive agreements between Frontera and CGX and obtaining regulatory approvals.  There is no guarantee that definitive agreements will be executed on the terms contemplated, or at all.

Operational Update

On August 22, 2021, the Kawa-1 well was spudded.  Downhole drilling operations have been without any significant issues and are on target.  Since spud, the Joint venture has successfully run the 36-inch conductor and 22 and 18-inch casing strings.  As of September 23, 2021, the well has achieved the planned casing point at a total depth of 9,900 feet (3,017.5 meters).  The crews have successfully run and cemented the 18-inch casing which is the third of five planned casing strings and the well is now currently drilling the next hole section below the current last casing point.

The well results thus far are consistent with the Joint Venture's pre-drill geological and geophysical expectations and formations are coming in on depth.  The Joint Venture is looking forward to drilling and evaluating the upcoming well sections and maintaining safe and efficient operations.  The Joint Venture expects the Kawa-1 well to reach total depth in the first half of December 2021.

About CGX

CGX is a Canadian-based oil and gas exploration company focused on the exploration of oil in the Guyana-Suriname Basin.

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

NEITHER THE RIGHTS NOR THE COMMON SHARES HAVE BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS NEWS RELEASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Forward-Looking Statements:

This news release contains forward-looking statements. All statements, other than statements of historical fact, that address activities, events or developments that CGX believes, expects or anticipates will or may occur in the future (including, without limitation, the execution of definitive agreements to give effect to the Rights Offering Bridge Loan, ability to obtain TSXV or other regulatory approvals, funds to be raised under the Rights Offering, the commencement and closing of the Rights Offering, available funds to the Corporation after expenses of the Rights Offering, additional sources of funding for the Corporation, and the use of funds raised under the Rights Offering) are forward-looking statements. These forward-looking statements reflect the current expectations or beliefs of CGX, as the case may be, based on information currently available to them. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those discussed in the forward-looking statements, and even if such actual results are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, CGX. Factors that could cause actual results or events to differ materially from current expectations include, among other things: timing and receipt of TSXV approvals, ability to conclude agreements with Frontera, ability of the Corporation to obtain additional financing alternatives necessary to meet its short term liquidity requirements over the next 12 months, the ability of the Joint Venture to successfully explore and develop the offshore blocks, and to fund such exploration and development and the impact thereof of unforeseen costs and expenses; changes in equity and debt markets; perceptions of the prospects and the prospects of the oil and gas industry in the countries where the Corporation operates or has investments; stock market volatility and the other risks disclosed under the heading "Risk Factors" and elsewhere in the Corporation's annual information form dated May 5, 2021 filed on SEDAR at www.sedar.com. Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, CGX disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results or otherwise. Although CGX believes that the assumptions inherent in the forward-looking statements applicable to it are reasonable, forward-looking statements are not guarantees of future performance and accordingly undue reliance should not be put on such statements due to the inherent uncertainty therein.

For further information, please contact: Tralisa Maraj, Chief Financial Officer at (832) 300-3200.